FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-227446-07

From: Ms Cmbs Distribution (MORGAN STANLEY & CO.) [mailto:cmorganstan3@bloomberg.net]
Sent: Friday, November 08, 2019 2:45 PM
Subject: MSC 2019-L3 **LAUNCH** PUBLICS

NEW ISSUE CMBS: $907.564mm Morgan Stanley Capital Trust 2019-L3

CO-LEAD MANAGERS & BOOKRUNNERS:	Morgan Stanley; KeyBanc Capital Markets and
Cantor Fitzgerald & Co.
CO-MANAGER:	The Williams Capital Group, L.P.

PUBLICLY OFFERED CERTIFICATES

					PRIN	NOI
CLASS	Fitch/KBRA/S&P	SIZE($MM)	WAL(YRS)	CE%	WINDOW	DY%	LAUNCH
A-1	AAAsf/AAA(sf)/AAA(sf)	$10.832	3.10	30.000%	1-60	14.4%	IS+45
A-2	AAAsf/AAA(sf)/AAA(sf)	$8.819	4.98	30.000%	60-60	14.4%	IS+80
A-SB	AAAsf/AAA(sf)/AAA(sf)	$23.582	7.37	30.000%	60-115	14.4%	IS+84
A-3*	AAAsf/AAA(sf)/AAA(sf)	$240.500	9.82	30.000%	115-119	14.4%	IS+92
A-4*	AAAsf/AAA(sf)/AAA(sf)	$401.524	9.97	30.000%	119-120	14.4%	IS+94
A-S	AAAsf/AAA(sf)/AAA(sf)	$90.552	9.98	20.750%	120-120	12.7%	IS+130
B	AA-sf/AA(sf)/AA-(sf)	$51.395	9.98	15.500%	120-120	12.0%	IS+158
C	A-sf/A-(sf)/NR	$42.828	9.98	11.125%	120-120	11.4%	IS+205

POOL BALANCE:	$1,021,169,362
NUMBER OF LOANS/PROPERTIES:	51/100
WA MORTGAGE INT. RATE:	3.6825%
WA CUT-OFF LTV:	59.1%
WA UW NCF DSCR:	2.40x
WA UW NOI DEBT YLD:	10.1%
WA ORIG TERM TO MATURITY:	119
WA ORIG AMORTIZING TERM:	360
TEN LARGEST LOANS:	50.2%
LOAN SELLERS:	MS (23.8%), SCM (22.9%), AREF (19.0%),
KEY (18.5%), CCRE (15.9%)
TOP 5 STATES:	NY (14.9%), CA (13.0%), FL (8.9%),
TX (8.4%), NV (7.2%)
TOP 5 PROPERTY TYPES:	MF (24.1%), OF (23.8%), RT (16.1%),
MU (14.9%), IND (9.8%)

RISK RETENTION:	Eligible vertical interest and eligible
horizontal residual interest ("L-Shaped")
MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	LNR Partners, LLC (or Situs Holdings, LLC with
respect to the ILPT Industrial Portfolio whole
loan)
TRUSTEE:	Wilmington Trust, National Association
CERT ADMIN:	Wells Fargo Bank, National Association
TRUST ADVISOR:	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP:	LNR Securities Holdings, LLC or an affiliate
thereof
HARTFORD BREAKFAST:	Tuesday, November 5, 8:30am EST:
Max’s on Asylum
BOSTON MEETING:	Tuesday, November 5, 12:00pm EST:
Boston Harbor Hotel
MINNEAPOLIS BREAKFAST:	Wednesday, November 6, 7:30am CST:
The Marquette Hotel
EXPECTED PRICING:	Friday, November 8th, 3:30PM
EXPECTED SETTLEMENT:	On or about 11/21/19

ATTACHED:	TERM SHEET, ANNEX A-1

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File # 333-227446) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. *** **** IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES THE ASSET-BACKED SECURITIES REFERRED TO IN THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. IN PARTICULAR, YOU ARE ADVISED THAT ASSET-BACKED SECURITIES, AND THE ASSET POOLS BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING, AMONG OTHER THINGS, THE POSSIBILITY THAT ONE OR MORE CLASSES OF SECURITIES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL OFFERING DOCUMENT. AS A RESULT, YOU MAY COMMIT TO PURCHASE SECURITIES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE SECURITIES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. OUR OBLIGATION TO SELL SECURITIES TO YOU IS CONDITIONED ON THE SECURITIES AND THE UNDERLYING TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF WE DETERMINE THAT CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, WE WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY OR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE SECURITIES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN US AS A CONSEQUENCE OF THE NON-DELIVERY. ****

THE ASSET-BACKED SECURITIES REFERRED TO IN THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED.  IN PARTICULAR, YOU ARE ADVISED THAT ASSET-BACKED SECURITIES, AND THE ASSET POOLS BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING, AMONG OTHER THINGS, THE POSSIBILITY THAT ONE OR MORE CLASSES OF SECURITIES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL OFFERING DOCUMENT.  AS A RESULT, YOU MAY COMMIT TO PURCHASE SECURITIES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE SECURITIES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  OUR OBLIGATION TO SELL SECURITIES TO YOU IS CONDITIONED ON THE SECURITIES AND THE UNDERLYING TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  IF WE DETERMINE THAT CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, WE WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY OR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE SECURITIES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN US AS A CONSEQUENCE OF THE NON-DELIVERY.  ****

**** IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THIS E-MAIL OR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS MATERIAL MAY HAVE BEEN ATTACHED ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED.  SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. ****